UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   (X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        March 2000

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below)
        (x) Other (specify below)

        Until March 10, 2000:  Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (X) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person

              Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                           5. Amount of   6.  Owner-
                                                                            Securities       ship
                    2. Trans-                                              Beneficially      Form:     7.  Nature of
       1.  Title     action     3. Trans-      4.  Securities Acquired     Owned at End   Direct (D)      Indirect
           of         Date        action                (A) or               of Month       or In-       Beneficial
        Security    (Month /       Code            Disposed of (D)           (Instr. 3    direct (I)     Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)      (Instr. 4)     (Instr. 4)
       ---------    ---------   ----------     -----------------------      ----------    ----------   -------------

                                Code    V     Amount   (A)or(D)     Price
                                ----   ---    ______    _______     _____
      Class A      03/01/00    S               7,500       D       $93.58                      I       By Margaret
      Common                                                                                           Lumpkin Keon
      Stock                                                                                            Trust dated
                                                                                                       May 13, 1978

                   03/06/00    S               1,250       D        86.50                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978

                   03/07/00    S              21,250       D        88.58                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978

                   03/08/00    S              73,750       D        97.43                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978

                   03/09/00    S              11,250       D       103.00                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978

                   03/10/00    S              30,000       D       105.56                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978

                   03/17/00    S               7,500       D        90.50                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978

                   03/23/00    S               8,750       D        91.00                      I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                       May 13, 1978








                                                                           5. Amount of   6.  Owner-
                                                                            Securities       ship
                    2. Trans-                                              Beneficially      Form:     7.  Nature of
       1.  Title     action     3. Trans-      4.  Securities Acquired     Owned at End   Direct (D)      Indirect
           of         Date        action                (A) or               of Month       or In-       Beneficial
        Security    (Month /       Code            Disposed of (D)           (Instr. 3    direct (I)     Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)      (Instr. 4)     (Instr. 4)
       ---------    ---------   ----------     -----------------------      ----------    ----------   -------------

                                Code    V     Amount   (A)or(D)     Price
                                ----   ---    ______    _______     _____
                   03/24/00    S               6,250       D        92.13  756,722             I       By Margaret
                                                                                                       Lumpkin Keon
                                                                                                       Trust dated
                                                                                                      May 13, 1978


                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                     9.      Owner-
                                                                                                   Number     ship
                   2.                          5.                                                    of     Form of
                Conver-                      Number                                                 Deri-   Deriva-
                  sion                      of Deri-         6.                                    vative     tive    11.
                   or                        vative         Date                             8.    Securi-   Secur-  Nature
         1.      Exer-                       Secur-        Exer-               7.          Price    ties      ity:   of In-
        Title     cise      3.               ities        cisable             Title          of    Benefi-   Direct  direct
         of      Price    Trans-     4.     Acquired        and                and        Deriva-  cially     (D)     Bene-
       Deriva-     of     action   Trans-    (A) or        Expir-           Amount of       tive  Owned at   or In-  ficial
        tive     Deri-     Date    action   Disposed       ation           Underlying      Secur-  End of    direct  Owner-
       Secur-    vative  (Month/    Code     of (D)         Date           Securities       ity     Month     (I)     ship
         ity     Secur-    Day/    (Instr. (Instr. 3,     (Month/           (Instr. 3     (Instr.  (Instr.  (Instr.  (Instr.
     (Instr. 3)   ity     Year)      8)      4 & 5)      Day/Year)            & 4)           5)      4)        4)      4)
     ----------  ------  -------   ------  ---------     ---------         ----------     -------  -------  -------  ------
                                                     Date    Expir-           Amount or
                                                     Exer-   ation            Number of
                                  Code  V   A    D   cisable Date      Title  Shares
                                  ----  -   -    -   ------- ------    -----  ---------



   SIGNATURE OF REPORTING PERSON(S):



   Margaret L. Keon
   Individually and as trustee of
   the Margaret Lumpkin Keon Trust
   By:  Steven L. Grissom
        Attorney in Fact


   Dated: April __, 2000